Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Second Quarter Fiscal 2014 Financial Results

EPS Increases 41% Year-Over-Year to $0.24

PORT WASHINGTON, N.Y., February 6, 2014 -- ACETO Corporation (Nasdaq:ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the second quarter of fiscal 2014 ended December 31, 2013.

Second Quarter Fiscal 2014 versus Second Quarter Fiscal 2013

●	Net sales of $116.5 million versus $114.0 million, a 2.2% increase
●	Gross profit of $27.0 million versus $20.7 million, a 30.3% increase
●	Operating income of $10.7 million versus $6.6 million, a 62.5% increase
●	Net income of $6.8 million versus $4.5 million, a 49.7% increase
●	EPS of $0.24 versus $0.17, a 41.2% increase

Management Commentary

“Our second quarter results reflect another strong performance by the Rising Pharmaceutical division of our Human Health segment and the continued shift of ACETO’s business to higher margin finished dosage form generic products, selectively away from certain high volume, low margin business,” said Sal Guccione, Chief Executive Officer of ACETO. “During fiscal 2013, Rising launched nine new generic products which contributed to the Human Health segment’s 33.4% sales increase for the quarter compared to the year ago quarter. In addition, our nutraceutical business, the other component of our Human Health segment, posted a strong quarter with sales and gross profit increasing on the strength of new product introductions, new customers and royalty income on a proprietary product. As a result, the Human Health segment accounted for 34% of ACETO’s net sales, up sharply from 26% last year, which drove an expansion of our gross margin from 18.2% to 23.2%.”

Mr. Guccione continued, “ACETO delivered a strong overall performance in the first half of fiscal 2014, which included sizeable reorders of a high-margin active pharmaceutical ingredient (API). As we have indicated in the past, ACETO’s business could fluctuate on a quarterly basis, reflecting varying timing and sizes of orders. This year is no exception, as we are presently not expecting any sales of the high margin API during the remainder of this fiscal year.  Looking ahead, we expect to launch 4 new generic drugs in the fourth quarter of fiscal 2014 and an additional 9 in fiscal 2015 for a total of 13 new generic drugs over the next 18 months.  To support these and future product launches, we plan to increase spending on research and development projects to approximately $4.5 million for the current fiscal year versus $2.8 million spent in fiscal 2013. Our balance sheet remains strong, with $42.0 million of cash and low long-term debt, giving ACETO the financial flexibility to continue investing in new growth opportunities,” concluded Mr. Guccione.

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Financial Review

Net sales for the second quarter of fiscal 2014 ended December 31, 2013 were $116.5 million, an increase of 2.2% from $114.0 million reported in the second quarter of fiscal 2013. Total company gross profit increased to $27.0 million in the second quarter of fiscal 2014, or 30.3%, compared to $20.7 million in the second quarter of fiscal 2013. Selling, general and administration expenses were $15.1 million in the second quarter of fiscal 2014 compared to $13.9 million in the same period last year, an 8% increase. Research and development expenses totaled $1.2 million compared to $0.2 million in the prior year period. Operating income totaled $10.7 million compared to $6.6 million in the second quarter last year, a 62.5% increase. Net income for the three months ended December 31, 2013 increased 49.7% to $6.8 million, or $0.24 per share, compared to net income of $4.5 million, or $0.17 per share, for the comparable quarter of fiscal 2013.

Human Health segment sales increased to $39.8 million, or 33.4%, primarily driven by an increase in sales at Rising resulting from the launch of nine new generic products during fiscal 2013. In addition, nutritional product sales benefited from increased demand from existing customers. Gross profit for the segment was $13.0 million, an increase of 46.3% compared to the second quarter of fiscal 2013.

Pharmaceutical Ingredients segment sales were $37.5 million, a decrease of 5.8% compared to the second quarter of fiscal 2013, mainly due to a decline in sales in European operations. However gross profit increased by 42.1%, to $7.8 million, driven primarily by increased volume of reorders of a certain high-margin API.

The Performance Chemicals segment reported an 11.5% decline in sales primarily due to lower sales of a low-margin broad-spectrum herbicide, as well as lower domestic sales of pigments and other intermediates. Gross profit in the Performance Chemicals segment was down by 2.3% to $6.2 million compared to last year.  However, the segment benefited from an improved product mix, resulting in gross margin improvement of 150 basis points to 15.8% versus last year’s quarter.

Net sales for the six month period ended December 31, 2013 were $245.8 million, an 8.9% increase from the $225.7 million reported for the six month period ended December 31, 2012. Gross profit for the first half of fiscal 2014 was $60.7 million, an increase of 43.8% compared to gross profit of $42.2 million in the prior year period. Research and development expenses totaled $1.7 million compared to $1.1 million in the prior year period. Operating income totaled $28.2 million compared to $14.2 million in the second quarter last year, a 98.0% increase. For the six month period ended December 31, 2013, ACETO reported net income of $18.1 million, or $0.64 per diluted share, compared to $9.3 million, or $0.34 per diluted share, in the prior year six month period, representing increases of 93.8% and 88.2% respectively.

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Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, February 7, 2014.  To participate in the conference call, please dial (800) 446-1671 approximately 10 minutes prior to the call. Please reference conference ID # 36518688.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com.  Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 11:30 a.m. ET on Friday, February 7, 2014 until 11:59 p.m. ET on Friday, February 14, 2014 and may be accessed by calling (888) 843-7419 and reference conference ID # 36518688.  An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2013 and other filings. Copies of these filings are available at www.sec.gov.

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Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter’s performance not useful as a predictor of future quarters’ results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
LHA
Jody Burfening
jburfening@lhai.com
(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	December 31, 2013	June 30, 2013
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$41,967	$33,231
Investments	1,693	2,144
Trade receivables: less allowances for doubtful accounts: Dec 31, 2013 $1,285; and June 30, 2013 $1,294	87,966	90,108
Other receivables	5,663	5,283
Inventory	94,651	83,849
Prepaid expenses and other current assets	3,043	2,984
Deferred income tax asset, net	885	701

Total current assets	235,868	218,300

Property and equipment, net	11,443	11,410
Property held for sale	4,058	4,058
Goodwill	33,804	33,526
Intangible assets, net	38,894	40,831
Deferred income tax asset, net	8,106	8,055
Other assets	7,589	7,250

Total Assets	$339,762	$323,430

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$8,197	$11,714
Accounts payable	40,066	39,222
Accrued expenses	41,710	38,971
Total current liabilities	89,973	89,907

Long-term debt	16,256	20,355
Long-term liabilities	11,183	13,413
Environmental remediation liability	4,319	5,109
Deferred income tax liability	9	6
Total liabilities	121,740	128,790

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value:
(40,000 shares authorized; 28,367 and 27,831 shares issued and outstanding at December 31, 2013 and June 30, 2013, respectively)	284	278
Capital in excess of par value	78,304	72,845
Retained earnings	133,304	118,615
Accumulated other comprehensive income	6,130	2,902
Total shareholders’ equity	218,022	194,640

Total liabilities and shareholders’ equity	$339,762	$323,430

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Aceto Corporation and Subsidiaries
 Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$116,508	$113,956	$245,769	$225,704
Cost of sales	89,524	93,248	185,051	183,491
Gross profit	26,984	20,708	60,718	42,213
Gross profit %	23.16%	18.17%	24.71%	18.70%

Selling, general and administrative expenses	15,067	13,945	30,831	26,932
Research and development expenses	1,174	151	1,728	1,056
Operating income	10,743	6,612	28,159	14,225

Other (expense) income, net of interest expense	(13)	486	145	495

Income before income taxes	10,730	7,098	28,304	14,720
Income tax provision	3,975	2,585	10,214	5,387
Net income	$6,755	$4,513	$18,090	$9,333

Net income per common share	$0.24	$0.17	$0.65	$0.35

Diluted net income per common share	$0.24	$0.17	$0.64	$0.34

Weighted average shares outstanding:
Basic	27,873	26,959	27,790	26,882
Diluted	28,467	27,316	28,404	27,272
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